EXHIBIT I

EXECUTION VERSION

AMENDMENT NO. 3 TO FISCAL AGENCY AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of January 22, 2014, to the Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic of Turkey (the “Republic”) and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as Fiscal Agent, as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement dated as of January 7, 2004 (as so amended, the “Fiscal Agency Agreement”). Capitalized or defined terms not otherwise defined in this Amendment have the same meanings as specified in the Fiscal Agency Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto have previously entered into the Fiscal Agency Agreement;

WHEREAS, the Republic wishes to amend Section 16 of the Fiscal Agency Agreement to clarify the Republic’s obligations with respect any security currency;

WHEREAS, the Republic wishes to amend certain provisions contained in Section 5(a) on the form of Reverse of Security set forth on Exhibit A and Exhibit B;

WHEREAS, Section 11(b) and Section 11(e)(i) of the Fiscal Agency Agreement provides, among other things, that the Republic and the Fiscal Agent may, upon agreement between themselves, without the vote or consent of any holder of Securities of any Series, amend, modify or supplement the Fiscal Agency Agreement or the Securities of a Series (a) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or (b) in any manner which the Republic and the Fiscal Agent may determine and shall not be inconsistent with the Securities of such Series and shall not adversely affect the interest of any holder of Securities of such Series; and

WHEREAS, the Republic has requested and the Fiscal Agent has agreed, consistent with such Sections 11(b) and 11(e)(i), to amend the Fiscal Agency Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 16(b) of the Fiscal Agency Agreement. Section 16(b) of the Fiscal Agency Agreement is hereby amended and restated in its entirety as follows:

“ (b) To the fullest extent permitted by law, the obligation of the Republic in respect of any sum payable by it to the holder of a Security of a Series shall, notwithstanding any judgment in a judgment currency other than in which the sum is denominated in accordance with the applicable provisions of the Securities of such Series (the “security currency”), be discharged only to the extent that on the business day following receipt by such holder of any sum adjudged to be so due in the judgment currency, such holder may in accordance with normal banking procedures purchase the security currency with the judgment currency. To the fullest extent permitted by law, if the amount of the security currency so purchased is less than the sum originally due to such holder, the Republic undertakes, as a separate and independent obligation, to indemnify and hold harmless such holder of such payment against the amount of such shortfall, and if the amount of the security currency so purchased is more than the sum originally due to such holder, such holder agrees to remit to the Republic such excess, provided that such holder shall have no obligation to remit any such excess as long as the Republic shall have failed to pay such holder any obligations due and payable under the Security, in which case such excess may be applied to such obligations of the Republic hereunder in accordance with the terms hereof.”

2. Amendment to Section 5(a) on the form of Reverse of Security set forth on Exhibit A and Exhibit B. The first paragraph of Section 5(a) on the form of Reverse of Security set forth on Exhibit A and Exhibit B is hereby amended and restated in its entirety as follows solely with respect to any Security issued by the Republic in the form of Exhibit A or Exhibit B after the date of this Amendment, excluding, for the avoidance of doubt, any Security issued by the Republic after the date of this Amendment which is a further issuance of a Security issued by the Republic prior to the date of this Amendment.

“5. (a) All payments of principal and interest, if any, made by the Republic in respect of the Securities shall be made without withholding or deduction for or on account of, any present or future taxes, duties, fees, funds, assessments or other charges of whatsoever nature levied or imposed by or on behalf of the Republic or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by tax law. In that event, the Republic shall pay such additional amounts as will result in receipt by the holders of Securities of such amounts that would have been received by them had no such withholding or deduction been required, except that no additional amounts shall be payable with respect to any Securities (a) to a holder (or a third party on behalf of a holder) where such holder is liable for such taxes, duties, fees, funds, assessments or charges in respect of such Securities by reason of having some connection with the Republic other than the mere holding of the Securities or the receipt of principal and interest in respect of the Securities; (b) presented for payment more than 30 days after the Relevant Date, except to the extent that the holder of such Securities would have been entitled to such additional amounts on presenting such Securities for payment on the last day of such 30-day period or (c) to a holder (or a third party on behalf of a holder) who is able to avoid such taxes, duties, fees, funds, assessments or charges by making a declaration of non-residence or other similar claim for exemption to the relevant taxing authority. For purposes hereof “Relevant Date” means whichever is the later of (a) the date on which such payment first becomes due and payable and (b) if the full amount payable has not been received in The City of New York by the Fiscal Agent on or prior to such due date, the date on which notice is given to the holders of such Securities that the full amount of those moneys has been received and is available for payment.”

3. Savings Clause. In all other respects, the Fiscal Agency Agreement shall remain in full force and effect. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO THOSE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY THE REPUBLIC SHALL BE GOVERNED BY THE LAWS OF THE REPUBLIC.

6. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

REPUBLIC OF TURKEY

By:
Name:
Title:

THE BANK OF NEW YORK MELLON as Fiscal Agent

By:
Name:
Title:

[Signature Page to Amendment No. 3 to Fiscal Agency Agreement]